ARRANGEMENT AGREEMENT

THIS AGREEMENT dated for reference the 15th day of January, 2009.

BETWEEN:

LPT CAPITAL LTD., a company duly incorporated under the laws of the
Province of British Columbia and having its head office at 1383 Marinaside
Crescent, Suite 805, Vancouver, British Columbia, V6Z 2W9

(hereinafter referred to as "LPT")

OF THE FIRST PART

AND:

LINCOLN GOLD CORPORATION, a corporation duly incorporated under the laws of Canada and having its head office at 350 – 885 Dunsmuir Street,
Vancouver, British Columbia, V6C 1N5

(hereinafter referred to as "Lincoln")

OF THE SECOND PART

AND:

0843037 B.C. LTD., a company duly incorporated under the laws of the
Province of British Columbia and having an office at 1383 Marinaside
Crescent, Suite 805, Vancouver, British Columbia, V6Z 2W9

(hereinafter referred to as "LPT Sub")

OF THE THIRD PART

WHEREAS:

A. LPT and Lincoln have agreed pursuant to a letter agreement dated October 7, 2008 (the "Letter Agreement") to combine their businesses by way of a plan of arrangement to be carried out under the arrangement provisions of Part 9, Division 5 of the Business Corporations Act (British Columbia) on the terms of the Plan of Arrangement annexed hereto as Exhibit I;

B. Upon the terms and subject to the conditions set out in this Agreement, the parties hereto intend to propose a statutory plan of arrangement under Section 288 of the Business Corporations Act (British Columbia) whereby Lincoln and LPT Sub will merge, on the terms set out in the Plan of Arrangement on the basis of the following:

(a)

Lincoln and LPT Sub will merge and continue as one corporation with the same effect as if they were amalgamated under Section 269 of the Business Corporations Act (British Columbia), and the separate legal existence of Lincoln will not cease and Lincoln will survive the merger;

(b)	the separate legal existence of LPT Sub will cease without LPT Sub being liquidated or wound-up;

(c)

the property and liabilities of LPT Sub will become the property and liabilities of Lincoln which will own and hold all property and liabilities which Lincoln holds before the Arrangement becomes effective and all property and liabilities of LPT Sub, without any transfer by Lincoln or LPT Sub of any of its property or liabilities;

(d)	the common shares of Lincoln shall be cancelled and the holders thereof shall receive shares in the capital of LPT; and

(e)	LPT will become the holder of all of the outstanding securities of the merged company.

C. The Arrangement is intended to qualify as a reorganization under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368 -2(g).

     NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1 - INTERPRETATION

1.01 Definitions

In this Agreement and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:

"Advance" means the sum of $25,000 previously advanced by LPT to Lincoln pursuant to the Letter Agreement;

"Agreement" means this Arrangement Agreement, including the Exhibits hereto as the same may be supplemented or amended from time to time;

"Arrangement" means the arrangement under Part 9, Division 5 of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement;

"Arrangement Filings" means the records and information provided to the Registrar under Section 292(a) of the BCBCA and that the Registrar requires, and the records filed under Section 292(a) of the BCBCA that the Registrar requires to give effect to the Arrangement, together with a copy of the Final Order;

"BCBCA" means the Business Corporations Act (British Columbia), as now enacted and as amended and the regulations thereto;

"CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

"Consolidation" means a consolidation of LPT Shares on the basis of 1.5 LPT Shares being combined into one (1) LPT common share;

"Continuance" means the continuance of Lincoln under the BCBCA;

"Court" means the Supreme Court of British Columbia;

"Debt Settlement" means the agreement by Lincoln with various creditors of Lincoln to issue or cause to be issued Shares in satisfaction of up to $1,088,818.53 of indebtedness of Lincoln;

"Effective Date" means the date upon which all conditions to the completion of the Arrangement as set out in Article 5 of this Agreement have been satisfied or waived in accordance with this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, action reasonably, and on which the Arrangement Filings are filed with the Registrar;

"Escrowed Shares" means 2,000,000 LPT Shares held subject to the escrow agreement dated January 16, 2007 among LPT, Olympia Trust Company and the founding shareholders of LPT;

"Exchange Ratio" has the meaning set forth in Section 1.01 of the Plan of Arrangement;

"Exchange" means the TSX Venture Exchange;

"Final Order" means the order of the Court approving the Arrangement, as such order may be amended at any time before the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

"Information Circular" means the information circular to be sent to Shareholders of LPT and Lincoln in connection with the Meetings;

"Interim Order" means the interim order of the Court providing for, among other things, the calling and holding of the Lincoln Meeting, as the same may be amended;

"Lincoln" means:

(i)	prior to the Continuance, Lincoln Gold Corporation, a company existing under the CBCA, and

(ii)	after the Continuance, Lincoln Gold Corporation, a corporation continued under the BCBCA,

as the context requires;

"Lincoln Meeting" means the special meeting of Lincoln Shareholders to be held to consider and, if thought fit, to approve the Continuance and the Arrangement, together with such other matters as are required to effect the Arrangement;

"Lincoln Options" means all incentive stock options exercisable to acquire Lincoln Shares outstanding immediately prior to the Effective Date;

"Lincoln Record Date" means the date for determining Lincoln Shareholders entitled to receive notice of and vote at the Lincoln Meeting;

"Lincoln Shares" means the common shares in the capital of Lincoln;

"Lincoln Warrants" means all options, warrants or other securities convertible or exercisable to acquire Lincoln Shares outstanding immediately prior to the Effective Date, but excluding Lincoln Options;

"Lincoln's Property Assets" means the property assets or interests of Lincoln described in the Information Circular including the Pine Grove property and the Hannah property in Nevada and the La Bufa property in Mexico;

"LPT" means LPT Capital Ltd., a corporation incorporated under the BCBCA;

"LPT Meeting" means the special meeting of LPT Shareholders to be held to consider and, if thought fit, to approve the Consolidation together with such other matters as may be required to effect the Arrangement;

"LPT Options" means all incentive stock options exercisable to acquire LPT Shares outstanding immediately prior to the Effective Date;

"LPT Shares" means the common shares in the capital of LPT prior to giving effect to the Consolidation;

"LPT Sub" means 0843037 B.C. Ltd., a corporation incorporated under the BCBCA;

"LPT Warrants" means all options, warrants or other securities convertible or exercisable to acquire LPT Shares outstanding immediately prior to the Effective Date, but excluding LPT Options;

"Meetings" means the LPT Meeting and the Lincoln Meeting, collectively;

"Name Change" means the change of name of LPT to "Lincoln Mining Corporation" or such other name as may be agreed upon by LPT and Lincoln and approved by the Exchange;

"Ordinary Resolution" has the meaning ascribed to that term in the BCBCA;

"Plan of Arrangement" means the plan of arrangement set out as Exhibit I hereto and any amendment or variation thereto made in accordance with Section 6.01 hereof;

"Post Consolidation LPT Shares" means a common share of LPT after giving effect to the Consolidation;

"Private Placement" means the private placement by LPT of Post Consolidation LPT Shares and/or such other securities of LPT as may be agreed to by Lincoln and LPT, raising a minimum of $3,380,000 and up to $4,000,000 or such other amount as may be agreed to by Lincoln and LPT;

"Registrar" means "registrar" as defined in the BCBCA;

"Shareholder" or "holder of Shares" includes a holder of Shares of either Lincoln or LPT, as applicable;

"Shares" means the common shares in the capital of Lincoln or LPT, and includes Post Consolidation LPT Shares, as the context requires; and

"Special Resolution" means a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article or Section hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03	Number

In this Agreement, unless something in the context is inconsistent therewith, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

1.04	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.05	Entire Agreement

This Agreement, together with the agreements and documents herein and therein referred to, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes the Letter Agreement and all other prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter hereof.

ARTICLE 2 - COMPLETE ARRANGEMENT

2.01	Arrangement

The parties agree to effect the Arrangement pursuant to the provisions of Part 9, Division 5 of the BCBCA on the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.02	Interim Order and Final Order

Lincoln and LPT Sub shall, as soon as reasonably practicable, apply to the Court pursuant to Part 9, Division 5 of the BCBCA, and Section 144 of the CBCA in the case of Lincoln, for the Interim Order providing for, among other things, the calling and holding of the Lincoln Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement and for the form of approval by the shareholders of LPT Sub of the Arrangement. If the approval of the Arrangement in accordance with the procedures required under the Interim Order is obtained, thereafter Lincoln and LPT Sub shall take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such fashion as the Court may direct and, as soon as practicable thereafter, and subject to satisfaction or waiver of any other conditions provided for in Article Five hereof (other than the filing of the Arrangement Filings), Lincoln and LPT Sub shall cause to be made the Arrangement Filings.

The parties agree that the Arrangement will be carried out with the intention that all Shares issued under the Arrangement to the United States Shareholders of Lincoln will be issued in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the "1933 Act") provided by Section 3(a)(10) of the 1933 Act (the "Section 3(a)(10) Exemption"). In order to ensure the availability of the Section 3(a)(10) Exemption, the parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c)	the Court will be required to satisfy itself as to the fairness of the Arrangement to the Lincoln Shareholders subject to the Arrangement;

(d)

the Court will have determined, prior to approving the Arrangement, that the terms and conditions of the exchanges of securities under the Arrangement are fair to the Lincoln Shareholders entitled to Post Consolidation LPT Shares pursuant to the Arrangement;

(e)

the order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Lincoln Shareholders entitled to Post Consolidation LPT Shares pursuant to the Arrangement;

(f)

Lincoln will ensure that each Lincoln Shareholder entitled to Post Consolidation LPT Shares pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right; and

(g)

the Interim Order will specify that each Lincoln Shareholder entitled to Post Consolidation LPT Shares pursuant to the Arrangement will have the right to appear before the Court so long as they enter an appearance within a reasonable time.

2.03	LPT Meeting

LPT shall: (a) as soon as practicable call and hold the LPT Meeting for the purpose of considering and, if deemed advisable, approving the Consolidation and any other matters that may require Shareholder approval under the BCBCA or the rules and policies of the Exchange; (b) as soon as practicable apply to the Exchange and diligently seek the approval of the Exchange to the transaction contemplated by this Agreement; and (c) use its reasonable best efforts hereof, to consummate the transactions contemplated by this Agreement as part of LPT's "Qualifying Transaction" under the rules and policies of the Exchange.

2.04	United States Tax Considerations

The Arrangement is intended to qualify as a reorganization under Section 368(a) of the Code and this Agreement is intended to be a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368 -2(g). The parties hereto agree to treat the Arrangement as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes, and agree to treat this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368 -2(g), and to not take any position on any U.S. tax return or otherwise take any tax reporting position for U.S. federal income tax purposes inconsistent with such treatment, unless otherwise required by a "determination" within the meaning of Section 1313 of the Code that such treatment is not correct. Excluding the transactions contemplated by this Agreement and the Plan of Arrangement, no party hereto currently has any intention and at closing will not have any intention to take any action, fail to take any action, cause any action to be taken or cause any action not to be taken that could reasonably be expected to prevent the Arrangement from qualifying as a "reorganization" within the meaning of Section 368(a)(1) of the Code with respect to Lincoln and the Lincoln Shareholders.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties of LPT

LPT represents and warrants as follows and acknowledges that Lincoln is relying upon such representations and warranties in connection with the transactions contemplated herein:

(a)

each of LPT and its wholly owned subsidiary, LPT Sub, is a company duly organized, validly existing and in good standing under the BCBCA with respect to the filing of annual reports, and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such license or qualification is not in the aggregate material) and has the corporate power to enter into this Agreement and perform its obligations hereunder;

(b)

the authorized capital of LPT consists of an unlimited number of LPT Shares of which at January 15, 2009, 6,000,000 LPT Shares were issued and outstanding as fully paid and non- assessable, and 800,000 LPT Shares were issuable on exercise of all outstanding LPT Options and LPT Warrants;

(c)

the authorized capital of LPT Sub consists of an unlimited number of common shares of which at January 15, 2009 only 1 common share is issued and outstanding as fully paid and non assessable and is held by LPT;

(d)

except as described in paragraph 3.01(b) above and as contemplated by this Agreement, no person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature) for the purchase or issue of or conversion into any of the unissued shares of LPT or any of its subsidiaries or any unissued securities of LPT or any of its subsidiaries;

(e)

the financial statements of LPT appearing on the SEDAR website and to be contained in the Information Circular present fairly the financial position of LPT at the relevant dates and the results of its operations and the changes in its financial position for the periods indicated in the said statements, and have been prepared in accordance with accounting principles generally accepted in Canada consistently applied (except as to changes in accounting policies publicly disclosed by LPT);

(f)	there are reasonable grounds for believing that no creditor of LPT or LPT Sub will be materially prejudiced by the Arrangement;

(g)	each of LPT and LPT Sub is presently able to pay its liabilities as they become due;

(h)	the execution and delivery of this Agreement and the consummation of the Arrangement does not and will not:

(i) result in the breach or violate any term or provision of the constating documents of LPT or LPT Sub; or

(ii)

conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which LPT or LPT Sub is a party or by which it is bound or to which any property of LPT or LPT Sub is subject or result in the creation of any lien, charge or encumbrance upon any of the assets of LPT or LPT Sub under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority; or

	(iii)	violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to LPT or LPT Sub of which LPT or LPT Sub is aware;

(i)	the execution and delivery of this Agreement has been duly approved by the board of directors of each of LPT and LPT Sub;

(j)

there are no agreements, covenants, undertakings or other commitments of LPT, LPT Sub or any partnership or joint venture in which it is a partner or participant or any instruments binding on any of them or any of their respective properties:

(i)

under which the consummation of the Arrangement would have the effect of imposing restrictions or obligations on LPT or LPT Sub materially greater than those imposed upon LPT or LPT Sub or any such partnership or joint venture at the date hereof; or

(ii)

which would give a third party, as a result of the Arrangement, a right to terminate any material agreement, or a right to acquire LPT's or LPT Sub's interest in any material agreement, to which LPT, LPT Sub or any such partnership or joint venture is a party or to purchase any of their respective assets; or

(iii)

under which the consummation of the Arrangement would impose material restrictions on the ability of LPT or LPT Sub to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status; or

	(iv)	under which the consummation of the Arrangement would impose material restrictions on the ability of LPT or LPT Sub to borrow money and to mortgage and pledge its property as security therefor;

(k)

neither LPT nor LPT Sub has incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement, or the Arrangement, except LPT has agreed to issue to Baron Global Financial Canada Ltd. up to 1,258,333 Post-Consolidation LPT Shares as a finder's fee in connection with the Arrangement and may issue finder's fees, in cash and/or securities of LPT, in connection with the Private Placement;

(l)

there are no actions, suits, proceedings or investigations commenced, or, as far as LPT or LPT Sub is aware, contemplated or threatened, against or affecting LPT or LPT Sub or before or by any person or before any arbitrator of any kind which would prevent or hinder the Arrangement or which involve the possibility of any judgment or liability which can reasonably be expected to have a material adverse effect on the business operations, properties, assets or condition, financial or otherwise, of LPT or LPT Sub;

(m)

there are no known or anticipated material liabilities of LPT or LPT Sub of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which LPT or LPT Sub is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in Paragraph (e) of Section 3.01 hereof or incurred in the ordinary course of business;

(n)	LPT does not have any subsidiaries other than LPT Sub, which is wholly owned by LPT, and is not a party to any agreement to acquire or lease any other businesses or business operations;

(o)

the corporate records and minute books of each of LPT and LPT Sub as required to be maintained by it under the laws of its jurisdiction of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing;

(p)

to the best of the knowledge of LPT, each of LPT and LPT Sub owns good and marketable title to its property interests and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising which would have a materially adverse effect on the property or assets of LPT and LPT Sub;

(q)

each of LPT and LPT Sub has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof; adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against LPT or LPT Sub; as far as LPT and LPT Sub are aware, there are no actions, suits, proceedings, investigations or claims now threatened or pending against LPT or LPT Sub in respect of taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(r)

as far as LPT and LPT Sub are aware, each of LPT and LPT Sub has withheld from each payment made to any of its officers, directors, former directors and employees the amount of all taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and has paid the same to the proper tax and other receiving officers within the time required under any applicable tax legislation;

(s)	the common shares of LPT are at present listed and posted for trading on the Exchange and on no other stock exchange;

(t)	each of LPT and LPT Sub is not, and will not be at the time of the Arrangement, a "non- resident " as that term is used for the purposes of the Income Tax Act (Canada) ("Tax Act");

(u)

LPT is a reporting issuer in British Columbia, has not been, to the best of its knowledge, the subject of a cease trade order or investigation under the securities legislation in British Columbia, has not been, as far as it is aware, the subject of any investigation by the Exchange (or its predecessors) or any other regulatory or administrative authority or body, is current with all filings required to be made under the securities legislation in British Columbia and is not aware of any deficiencies in the filing of any documents or reports with the Exchange or with the securities commissions in British Columbia that would cause it to be placed on the defaulting reporting issuers list; and

(v)

the only material assets of LPT consist of one common share of LPT Sub and cash and cash equivalents, all of which are owned by LPT directly or indirectly, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances or demands whatsoever except as disclosed in the Information Circular;

(w)	neither LPT nor LPT Sub has, since September 30, 2008, sold or otherwise disposed of or entered into any agreement to sell or otherwise dispose of any of its assets;

(x)

except as disclosed in the Information Circular, there has been no material adverse change in the business or condition, financial or otherwise of LPT from that shown in the financial statements referred to in Section 3.01(e); and

(y)

the information in the Information Circular relating to LPT and LPT Sub is true, correct and complete in all material respects. The information in the Information Circular relating to LPT and LPT Sub does not contain any untrue statement of any material fact, nor does it omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the context in which they were made.

3.02	Representations and Warranties of Lincoln

Lincoln represents and warrants as follows and acknowledges that LPT and LPT Sub are relying upon such representations and warranties in connection with the transactions contemplated herein:

(a)

Lincoln is a corporation duly organized, validly existing and in good standing under the CBCA with respect to the filing of annual returns, and has the corporate power to own or lease its property and assets and to carry on its business as now conducted by it, is duly licensed or qualified as a foreign corporation in each jurisdiction in which the character of the property and assets now owned by it or the nature of its business as now conducted by it requires it to be so licensed or qualified (save where failure to have such license or qualification is not in the aggregate material) and has the corporate power to enter into this Agreement and perform its obligations hereunder;

(b)

the authorized capital of Lincoln consists of an unlimited number of common shares of which as at January 15, 2009 55,392,000 Lincoln Shares were issued and outstanding as fully paid and non-assessable, and 12,421,000 Lincoln Shares were issuable on exercise of all outstanding Lincoln Options and Lincoln Warrants and 1,200,000 Lincoln Shares were issuable in connection with Lincoln Property Assets;

(c)

except as described in paragraph 3.02(b) above and as contemplated by this Agreement, no person has any agreement, option, understanding or commitment (including convertible securities, warrants or convertible obligations of any nature) for the purchase or issue of or conversion into any of the unissued shares of Lincoln or any of its subsidiaries or any unissued securities of Lincoln or any of its subsidiaries;

(d)

the financial statements of Lincoln appearing on the SEDAR website and to be contained in the Information Circular present fairly the financial position of Lincoln at the relevant dates and the results of its operations and the changes in its financial position for the periods indicated in the said statements and have been prepared in accordance with accounting principles generally accepted in Canada consistently applied (except as to changes in accounting principles publicly disclosed by Lincoln);

(e)	there are reasonable grounds for believing that no creditor of Lincoln will be prejudiced by the Arrangement;

(f)	the execution and delivery of this Agreement and the consummation of the Arrangement do not and will not:

(i) result in the breach or violate any term or provision of the constating documents of Lincoln; or

(ii)

conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, licence, permit or authority to which Lincoln is a party or by which it is bound or to which any property of Lincoln is subject or result in the creation of any lien, charge or encumbrance upon any of the assets of Lincoln under any such agreement or instrument, or give to others any material interest or rights, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, licence, permit or authority; or

	(iii)	violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to Lincoln of which it is aware;

(g)	the execution and delivery of this Agreement has been duly approved by the board of directors of Lincoln;

(h)

there are no agreements, covenants, undertakings or other commitments of Lincoln or any partnership or joint venture in which it is a partner or participant or any instruments binding on any of them or any of their respective properties:

(i)

under which the consummation of the Arrangement would have the effect of imposing restrictions or obligations on Lincoln materially greater than those imposed upon Lincoln or any such partnership or joint venture at the date hereof; or

(ii)

which would give a third party, as a result of the Arrangement, a right to terminate any material agreement, or a right to acquire Lincoln's interest in any material agreement, to which Lincoln or any such partnership or joint venture is a party or to purchase any of their respective assets; or

(iii)

under which the consummation of the Arrangement would impose material restrictions on the ability of Lincoln to carry on any business which it might choose to carry on within any geographical area, to acquire property or dispose of its property and assets in their entirety or to change its corporate status; or

	(iv)	under which the consummation of the Arrangement would impose material restrictions on the ability of Lincoln to borrow money and to mortgage and pledge its property as security therefor;

(i)

Lincoln has not incurred any liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or the Arrangement, except a fixed fee to be paid to Steven Semeniuk for a fairness opinion regarding the transactions contemplated herein;

(j)

there are no actions, suits, proceedings or investigations commenced, or, as far as it is aware, contemplated or threatened, against or affecting Lincoln or its subsidiaries or before or by any person or before any arbitrator of any kind which would prevent or hinder the Arrangement or which involve the possibility of any judgment or liability which can reasonably be expected to have a material adverse effect on the business operations, properties, assets or condition, financial or otherwise, of Lincoln and its subsidiaries;

(k)

there are no known or anticipated material liabilities of Lincoln of any kind whatsoever (including absolute, accrued or contingent liabilities) nor any commitments whether or not determined or determinable, in respect of which Lincoln is or may become liable other than the liabilities disclosed on, reflected in or provided for in the financial statements referred to in

Paragraph (d) of Section 3.02 hereof, a loan of $50,000 from Baron Global Financial Canada Ltd. and liabilities incurred in the ordinary course of business;

(l)	Lincoln has no subsidiaries other than Minera Lincoln de Mexico, S.A. de C.V. and is not a party to any agreement to acquire or lease any other businesses or business operations;

(m)

the corporate records and minute books of Lincoln and its subsidiaries as required to be maintained by it under the laws of its jurisdiction of incorporation are up to date and contain complete and accurate minutes of all meetings of its directors and shareholders and all resolutions consented to in writing;

(n)

to the best of its knowledge, Lincoln and its subsidiaries owns good and marketable title to their respective property interests and assets free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising (excluding any royalty interests, rights of first refusal or rights of first offer with respect to its properties that have been publicly disclosed or is disclosed in the Information Circular or exist under legislation of general application) which would have a materially adverse effect on the property or assets of Lincoln or its subsidiaries;

(o)

Lincoln and its subsidiaries have duly filed on a timely basis all tax returns required to be filed by them and have paid all taxes which are due and payable, and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof; adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against Lincoln or any of its subsidiaries; as far as it is aware, there are no actions, suits, proceedings, investigations or claims now threatened or pending against Lincoln or any of its subsidiaries in respect of taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(p)

as far as it is aware, Lincoln has withheld from each payment made to any of its officers, directors, former directors and employees the amount of all taxes including, but not limited to, income tax and other deductions required to be withheld therefrom and has paid the same to the proper tax and other receiving officers within the time required under any applicable tax legislation;

(q)	the common shares of Lincoln are at present quoted on the OTC Bulletin Board and not listed or quoted on any other stock exchange;

(r)	Lincoln is not, and will not be at the time of the Arrangement, a "non-resident " as that term is used for the purposes of the Tax Act;

(s)

Lincoln is a reporting issuer in British Columbia, has not been, to the best of its knowledge, the subject of a cease trade order or investigation under the securities legislation in British Columbia or the United States, as far as it is aware, has not been the subject of any investigation by any other regulatory or administrative authority or body, is current with all filings required to be made under the securities legislation in British Columbia, and is not aware of any deficiencies in the filing of any documents or reports with the securities commissions in British Columbia that would cause it to be placed on the defaulting reporting issuers list;

(t)	Lincoln is a "registrant" in the United States of America within the meaning of securities laws therein, is not in default of any requirement of such securities laws;

(u)

the only material assets of Lincoln consist of Lincoln's Property Assets, including Minera Lincoln de Mexico, S.A. de C.V., all of which are owned by Lincoln directly or indirectly, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances or demands whatsoever except as disclosed in the Information Circular;

(v)	Lincoln has not, since September 30, 2008, sold or otherwise disposed of or entered into any agreement to sell or otherwise dispose of any of Lincoln's Property Assets;

(w)

except for Lincoln's deteriorating financial condition or as disclosed in the Information Circular, there has been no material adverse change in the business or condition, financial or otherwise of Lincoln from that shown in the financial statements referred to in Section 3.02(d);

(x)

the information in the Information Circular relating to Lincoln is true, correct and complete in all material respects. The information in the Information Circular relating to Lincoln does not contain any untrue statement of any material fact, nor does it omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the context in which they were made. The description of the business of Lincoln, its financial condition, assets and properties in the Information Circular contains sufficient detail to permit holders of Lincoln Shares to, in respect of the business and affairs of Lincoln, form a reasoned judgment in respect of the Lincoln Shares to be exchanged for Post Consolidation LPT Shares in connection with the Arrangement and to permit the holders of Lincoln Shares generally to form a reasoned judgment in respect of the Arrangement and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such description not misleading; and

(y)	there are reasonable grounds for believing that no creditor of Lincoln will be materially prejudiced by the Arrangement.

ARTICLE 4 - COVENANTS

4.01	Covenants of LPT

Each of LPT and LPT Sub hereby covenant and agree as follows:

(a)	until the Effective Date, it will carry on its business in the ordinary course, except as otherwise contemplated in this Agreement or as agreed to between the parties;

(b)

until the Effective Date, it will not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, any other corporation or person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement and the Private Placement and, without limiting the generality of the foregoing, it will not, and will not permit any of its subsidiaries to:

	(i)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of LPT's Shareholders;

(ii)

issue any of its shares (other than on exercise of presently outstanding convertible securities) or other securities convertible into shares or enter into any commitment or agreement therefor, other than as described in the Information Circular; or

	(iii)	make any payment to any director, officer or employee except pursuant to existing employment arrangements or pursuant to new employment agreements in the ordinary course of business;

(c)

in a timely and expeditious manner, to file the Information Circular in all jurisdictions where the same is required to be filed by LPT or LPT Sub in accordance with applicable law and the rules and policies of the Exchange;

(d)

until the Effective Date, to not alter or amend its constating documents as the same exist at the date of this Agreement, except in connection with the Consolidation, the Name Change and the Plan of Arrangement;

(e)

until the Effective Date, to not engage in any business, enterprise or other activity different from that carried on by it at the date of this Agreement or enter into any transaction or incur (except in respect of obligations or liabilities to which it is already legally subject) any obligation, expenditure or liability in excess of $25,000 other than in the ordinary course of its business, as presently conducted, in connection with the transactions under this Agreement or with the consent of Lincoln;

(f)

to furnish to Lincoln such information, in addition to the information contained in this Agreement, relating to the financial condition, business, properties and affairs of LPT and LPT Sub as may reasonably be requested by Lincoln, which information shall be true and complete in all material respects and shall not contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading and will notify Lincoln of any significant development or material change relating to LPT or LPT Sub promptly after becoming aware of any such development or change;

(g)

to ensure that the information and financial statements relating to LPT and LPT Sub and provided by LPT and contained in the Information Circular and any related documentation to be distributed in connection with the solicitation of proxies by the management of LPT for the LPT Meeting shall be true, correct and complete in all material respects and shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

(h)

to use reasonable commercial efforts to do all such other acts and things as may be necessary or desirable in order to give effect to the Arrangement and, without limiting the generality of the foregoing:

	(i)	to seek shareholder approval by Ordinary Resolution at the LPT Meeting of the Consolidation;

	(ii)	to use reasonable commercial efforts to satisfy the conditions set out in Section 5.01 hereof as soon as possible; and

(iii)

to use reasonable commercial efforts to apply for and obtain such other consents, orders, acceptances or approvals as counsel for LPT and LPT Sub may advise are necessary or desirable for the implementation of the Arrangement, including those referred to in Section 5.01 hereof;

(i)	to cause LPT as the sole shareholder of LPT Sub to approve by Special Resolution, the Arrangement, together with such matters as are required to effect the Arrangement;

(j)

to use reasonable commercial efforts to cause, as of the Effective Date, the board of directors of LPT to consist of Philip J. Walsh, Paul Saxton, Andrew F.B. Milligan and Marc S. Le Blanc and the officers of LPT to consist of Paul Saxton – President and Chief Executive Officer, Herrick Lau – Chief Financial Officer and Jeffrey L. Wilson – Vice President, Exploration;

(k)

to cause LPT to issue, as of the Effective Date, warrants to purchase Post Consolidation LPT Shares to the holders of Lincoln Warrants, which warrants shall be on substantially the same terms as the Lincoln Warrants except that the exercise price and number of Shares that may be purchased shall be adjusted in accordance with the terms of the Lincoln Warrants to reflect the Exchange Ratio and the Arrangement; and

(l)	to use reasonable commercial efforts to cause all LPT Options to be cancelled as of the Effective Date.

4.02	Covenants of Lincoln

Lincoln hereby covenants and agrees as follows:

(a)

until the Effective Date, each of Lincoln and its subsidiaries will carry on its business in the ordinary course, except as otherwise contemplated in this Agreement or as agreed to between the parties;

(b)

until the Effective Date, Lincoln will not, and will not permit any of its subsidiaries to, merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, any other corporation or person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement and, without limiting the generality of the foregoing, Lincoln will not, and will not permit any of its subsidiaries to:

	(i)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of Lincoln's Shareholders;

(ii)

issue any of its shares (other than on exercise of presently outstanding convertible securities) or other securities convertible into shares or enter into any commitment or agreement therefor, other than shares issued pursuant to the Debt Settlement or as otherwise described in the Information Circular; or

	(iii)	make any payment to any director, officer or employee except pursuant to existing employment arrangements or pursuant to new employment agreements in the ordinary course of business;

(c)	Lincoln shall, in a timely and expeditious manner, file the Information Circular in all jurisdictions where the same is required in accordance with applicable law;

(d)	until the Effective Date, Lincoln shall not alter or amend its constating documents as the same exist at the date of this Agreement, except in connection with the Continuance;

(e)

until the Effective Date, Lincoln shall not engage in any business, enterprise or other activity different from that carried on by it at the date of this Agreement or enter into any transaction or incur (except in respect of obligations or liabilities to which it is already legally subject) any obligation, expenditure or liability in excess of $25,000 other than in the ordinary course of its business, as presently conducted, except that LPT acknowledges that Lincoln may enter into agreements to issue Shares in accordance with the Debt Settlement or otherwise with the consent of LPT;

(f)

Lincoln shall furnish to LPT such information, in addition to the information contained in this Agreement, relating to the financial condition, business, properties and affairs of Lincoln as may reasonably be requested by LPT, which information shall be true and complete in all material respects and shall not contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading and will notify LPT of any significant development or material change relating to Lincoln promptly after becoming aware of any such development or change;

(g)

Lincoln shall ensure that the information and consolidated financial statements related to Lincoln and provided by Lincoln and contained in the Information Circular and any related documentation to be distributed in connection with the solicitation of proxies by the management of Lincoln for the Lincoln Meeting shall be true, correct and complete in all material respects and shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

(h)

Lincoln shall use reasonable commercial efforts to do all such other acts and things as may be necessary or desirable in order to give effect to the Arrangement and, without limiting the generality of the foregoing, Lincoln shall:

	(i)	seek approval of its Shareholders by Special Resolution at the Lincoln Meeting of the Continuance;

(ii)

subject to satisfaction of the conditions to the Arrangement specified under Subsections 5.01(a), (b) with respect to the Interim Order only, (c), (d), (e), (f), (h), (k), (l) and (t) and Section 5.02, if the Continuance is approved by Special Resolution Lincoln shall immediately file a continuation application and apply to the Registrar to have Lincoln continued under BCBCA so that it can hold votes on the other items of business for the Lincoln Meeting as a corporation incorporated under the BCBCA;

	(iii)	seek approval of its Shareholders by Special Resolution at the Lincoln Meeting of the Arrangement, together with such matters as are required to effect the Arrangement;

	(iv)	use reasonable commercial efforts to apply for and obtain the Interim and the Final Order as provided in Section 2.02 hereof; and

	(v)	use reasonable commercial efforts to satisfy the conditions set out in Section 5.01 hereof as soon as possible;

(vi)

use reasonable commercial efforts to apply for and obtain such other consents, orders, acceptances, or approvals as counsel for Lincoln may advise are necessary or desirable for the implementation of the Arrangement, including those referred to in Section 5.01 hereof; and

	(vii)	use reasonable commercial efforts to cause all Lincoln Options to be cancelled as of the Effective Date.

ARTICLE 5 - CONDITIONS

5.01	Mutual Conditions Precedent

The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement and to file the documents required to give effect to the Arrangement shall be subject to satisfaction of the following conditions on or before the Effective Date, any of which (except for those provided for in Sections (a), (b), (c), (d), (e), (f), (i), (j), (k) (l) and (t)) may be waived by any party hereto in whole or in part without prejudice to such party's right to rely on any other of them:

(a)

the Arrangement shall have been approved and adopted by Lincoln Shareholders at the Lincoln Meeting by Special Resolution in accordance with the Interim Order and the Arrangement shall have otherwise been approved and adopted by the requisite majorities of persons entitled or required to vote thereon as determined by the Court;

(b)	LPT, as the sole shareholder of LPT Sub, shall have approved the Arrangement;

(c)	the Interim Order and Final Order shall have been obtained from the Court in the manner contemplated by Section 2.02 of this Agreement;

(d)

the Exchange shall have accepted the Arrangement, the Consolidation, the Private Placement and the other transactions contemplated by this Agreement as part of LPT's "Qualifying Transaction" under the rules and policies of the Exchange, subject to compliance with the usual requirements of such Exchange;

(e)

all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, necessary or desirable for the completion of the transactions provided for in this Agreement and the Plan of Arrangement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

(f)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and the Arrangement;

(g)	Lincoln and LPT shall have received advice of tax counsel confirming the Canadian and United States tax consequences of the Arrangement as described in the Information Circular;

(h)

none of the consents, orders, regulations or approvals contemplated herein shall contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the parties hereto, acting reasonably;

(i)

the various issuances and exchanges of Lincoln Shares, Post Consolidation LPT Shares, warrants or other securities convertible or exercisable to acquire Post Consolidation LPT Shares and the certificates representing such securities as contemplated by the Arrangement will have been approved by all necessary corporate action to permit such securities to be issued, if applicable, as fully paid and non-assessable and will be exempt from the registration requirements of the 1933 Act and the registration and prospectus requirements of applicable securities laws in each of the Provinces of Canada in which holders of Lincoln Shares are resident; and such LPT securities will not be subject to hold periods under the securities laws of Canada or the United States except as may be imposed by Rules 144 and 145 under the 1933 Act with respect to affiliates or except as disclosed in the Information Circular or except by reason of the existence of any controlling interest in LPT pursuant to the securities laws of any applicable jurisdiction;

(j)	this Agreement shall not have been terminated under Article Six;

(k)	the Continuance shall have been approved by Special Resolution at the Lincoln Meeting and the Continuance shall have been completed;

(l)	the Consolidation shall have been approved by Ordinary Resolution at the LPT Meeting and the Consolidation shall have been made effective under the BCBCA;

(m)	the Name Change shall have been made effective under the BCBCA;

(n)	the Debt Settlement shall have been completed, subject to completion of the Arrangement;

(o)	the Escrowed Shares shall have been transferred to persons designated by Lincoln;

(p)	all of the outstanding Lincoln Options shall have been cancelled;

(q)	all of the outstanding LPT Options shall have been cancelled;

(r)	the Advance shall have been paid to Lincoln;

(s)	the Private Placement shall have been completed;

(t)	the Arrangement Filings shall have been accepted for filing by the Registrar; and

(u)

dissent rights shall not have been exercised with respect to either the Continuance or the Arrangement by holders of Lincoln Shares which will in the aggregate represent 5% or more of the Lincoln Shares outstanding on the Lincoln Record Date.

5.02	Conditions to Obligations of Lincoln

The obligation of Lincoln to complete the transactions contemplated by this Agreement is further subject to the following conditions, which may be waived by Lincoln in whole or in part without prejudice to its right to rely on any other condition in favour of Lincoln:

(a)

the Board of Directors of Lincoln shall have received a fairness opinion, which is not subsequently withdrawn, which concludes that issuance of Post Consolidation LPT Shares to the Lincoln Shareholders under the Arrangement is fair and reasonable to the holders of Lincoln Shares from a financial point of view;

(b)

the number of Post Consolidation LPT Shares held by Lincoln Shareholders following completion of the Consolidation, the Private Placement, the Arrangement and the other share issuances contemplated hereby will represent in aggregate at least 43% of all of the outstanding Post Consolidation LPT Shares immediately following the Effective Date;

(c)

LPT shall not have disposed of a material interest in any of its assets or otherwise enter into any material transaction with, or incur any material liability to, any other corporation or other person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement, without the consent of Lincoln thereto, such consent not to be unreasonably withheld; and

(d)	no adverse material change shall have occurred in the affairs of LPT.

5.03	Conditions to Obligations of LPT

The obligation of LPT to complete the transactions contemplated by this Agreement is further subject to the conditions, which may be waived by LPT in whole or in part without prejudice to its right to rely on any other condition in favour of LPT, that:

(a)

Lincoln shall not have disposed, and will not have permitted any of its subsidiaries to dispose, of a material interest in any of its properties or assets or otherwise enter into any material transaction with, or incur any material liability to, any other corporation or other person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby, other than as contemplated in this Agreement, without the consent of LPT thereto, such consent not to be unreasonably withheld; and

(b)	no adverse material change shall have occurred in the affairs of Lincoln, excluding the continued deterioration of Lincoln's financial condition.

5.04	Conditions to Obligations of Each Party

The obligation of each party to complete the transactions contemplated by this Agreement is further subject to the condition, which may be waived by such party without prejudice to its right to rely on any other condition in favour of such party, that the covenants of the other parties hereto to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by each of them and that, except as affected by the transactions contemplated by this Agreement or otherwise agreed by the parties, the representations and warranties of the other parties hereto shall be true and correct in all material respects as at the Effective Date, with the same effect as if such representations and warranties had been made at, and as of such time and each such party shall have received a certificate, dated the Effective Date, of a senior officer of each other party confirming the same.

ARTICLE 6 - AMENDMENT AND TERMINATION

6.01	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before the Effective Date, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders. Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for performance of any of the obligations or acts of the parties hereto;

(b)	waive any inaccuracies or modify any representation contained herein or any document to be delivered pursuant hereto; or

(c)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the parties hereto;

provided that, notwithstanding the foregoing, the terms of Section 3.01 of the Plan of Arrangement and Sections 5.01(a), (k) and (l) of this Agreement shall not be amended in any material respect without the approval of the Shareholders of Lincoln, LPT Sub or LPT, as the case may be, given in the same manner as required for such approvals pursuant to Sections 5.01(a), (k) and (l), as the case may be, or as may be ordered by the Court. This Agreement and the Exhibits hereto may be amended in accordance with the

Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the parties hereto under Sections 5.01, 5.02, 5.03 and 6.02 shall remain unaffected.

6.02	Termination

(a)	This Agreement may, at any time before the Effective Date, be terminated by unanimous agreement of the parties hereto without further action on the part of the Shareholders of Lincoln or LPT.

(b)

If the Final Order, in form and substance satisfactory to the parties, has not been obtained by the parties hereto at or before 4:00 p.m. (Vancouver time) on February 15, 2009, this Agreement shall terminate.

(c)

Either Lincoln or LPT may, at the discretion of their respective boards of directors, terminate their respective obligations hereunder if prior to the Effective Date there shall occur any adverse material change, as determined by the respective boards of directors, in or with respect to the assets, liabilities (actual or contingent), capital, operations, business or undertaking of the other company including the receipt by Lincoln of notices of dissent in respect of that percentage or more of the total number of Lincoln Shares specified in Subsection 5.01(t) hereof pursuant to Section 4.01 of the Plan of Arrangement.

(d)

This Agreement shall terminate if the conditions precedent set forth in Sections 5.01, 5.02, 5.03 and 5.04 are not satisfied or waived, as contemplated by those Sections on or before February 15, 2009 and shall also terminate upon the earliest of the Shareholders of LPT failing to approve the Consolidation at the LPT Meeting, the Shareholders of Lincoln failing to approve the Continuance or the Arrangement at the Lincoln Meeting and a final determination from the Court or an appeal court which denies the granting of the Final Order.

(e)	Sections 7.01, 7.02, 7.03, 8.01 and 9.02 shall survive any termination of this Agreement.

ARTICLE 7 - INDEMNITY

7.01	Indemnification

Each party (the "Indemnifying Party") hereto undertakes with the other party hereto (the "Indemnified Party") to hold the Indemnified Party fully and effectually indemnified from and against all losses, claims, damages, liabilities, actions or demands (including amounts paid in any settlement approved by the Indemnifying Party of any action, suit, proceeding or claim but excluding lost profits and consequential damages), to which such Indemnified Party may become subject insofar as such losses, claims, damages, liabilities, actions or demands arise out of or are based upon any breach of a representation, warranty, covenant or obligation of the Indemnifying Party contained in this Agreement or any certificate or notice delivered by it in connection herewith, and will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability, action or demand.

7.02	Defense

Promptly after receipt by an Indemnified Party of notice of a possible action, suit, proceeding or claim referred to in Section 7.01 hereof, such Indemnified Party, if a claim in respect thereof is to be made against the Indemnifying Party under such Section, shall provide the Indemnifying Party with written particulars thereof; provided that failure to provide the Indemnifying Party with such particulars shall not relieve such Indemnifying Party from any liability which it might have on account of the indemnity provided for in this Article Seven except insofar as such failure shall prejudice such Indemnifying Party.

The Indemnified Party shall also provide to the Indemnifying Party copies of all relevant documentation and, unless the Indemnifying Party assumes the defence thereof, shall keep such Indemnifying Party advised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed. An Indemnifying Party shall be entitled, at its own expense, to participate in (and, to the extent that it may wish, to assume) the defence of any such action, suit, proceeding or claim but such defence shall be conducted by counsel of good standing approved by the Indemnified Party, such approval not to be unreasonably withheld. Upon the Indemnifying Party notifying the Indemnified Party of its election so to assume the defence and retaining such counsel, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by it in connection with such defence other than for reasonable costs of investigation. If such defence is assumed by the Indemnifying Party, it shall, through the course thereof, provide copies of all relevant documentation to the Indemnified Party, keep such Indemnified Party advised of the progress thereof and shall discuss with the Indemnified Party all significant actions proposed. No Indemnifying Party shall enter into any settlement without the consent of the Indemnified Party, but such consent shall not be unreasonably withheld. If such defence is not assumed by the Indemnifying Party, the Indemnifying Party shall not be liable for any settlement made without its consent, but such consent shall not be unreasonably withheld. Notwithstanding the foregoing, an Indemnified Party shall have the right, at the Indemnifying Party's expense, to employ counsel of its own choice in respect of the defence of any such action, suit, proceeding or claim if (a) the employment of such counsel has been authorized by the Indemnifying Party in connection with such defence; or (b) counsel retained by the Indemnifying Party or the Indemnified Party shall have advised the Indemnified Party that there may be legal defences available to it which are different from or in addition to those available to the Indemnifying Party (in which event and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on behalf of the Indemnified Party) or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or (c) the Indemnifying Party shall not have assumed such defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding or claim.

7.03	Term

The obligations of each party hereto under this Article Seven shall terminate one year after the Arrangement is consummated, failing which they shall survive and continue with respect to all losses, claims, damages, liabilities, actions or demands notice of which is given to the Indemnifying Party by the Indemnified Party on or before one year from the date hereof in compliance with Section 7.02.

ARTICLE 8 - STANDSTILL

8.01	Standstill Agreement

From the date of the acceptance of the Letter Agreement until completion of the transactions contemplated herein or the earlier termination hereof, each of the parties will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or knowingly encourage the initiation of proposals or offers from, entertain or enter into discussions or negotiations with any person other than the other party hereto, with respect to any amalgamation, merger, consolidation, arrangement, restructuring, sale of any material assets or part thereof of such party, unless such action, matter or transaction is part of the transactions contemplated in this Agreement or is necessary to carry on the normal course of business or is required as a result of the duties of the directors and officers of the relevant company.

ARTICLE 9 - GENERAL

9.01	Notices

All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally or by fax addressed to the recipient as follows:

To Lincoln:

350 – 885 Dunsmuir Street
Vancouver, BC
V6C 1N5

Telecopier no: (604) 688-7307

To LPT or LPT Sub:

1383 Marinaside Crescent, Suite 805
Vancouver, British Columbia
V6Z 2W9

Telecopier no: (604) 681-3896

or such other addresses of which party may, from time to time, advise the other parties hereto by notice in writing given in accordance with the foregoing. Date of receipt of any such notice shall be deemed to be the date of delivery thereof.

9.02	Expenses

The parties agree and acknowledge that LPT shall contribute up to $100,000 of costs towards implementing the transactions contemplated hereby, inclusive of amounts previously contributed by LPT, after which each of the parties will bear responsibility for their own expenses and costs incurred and to be incurred by both of them in connection with the Arrangement including, without limitation, amounts paid or payable to financial advisors, legal counsel, auditors, printers, transfer agents, authors of technical reports and other arm's length third parties that perform services on their behalf in connection with the Letter Agreement, this Agreement, applications to the Court, applications to stock exchanges and other regulatory authorities, due diligence reviews, preparation of the technical reports and fairness opinions, preparation and distribution of all necessary disclosure and other documents and other steps to implement the Arrangement.

9.03	Assignment

No party may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other parties hereto.

9.04	Binding Effect

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.05	Waiver

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting the same. Waivers may only be granted upon compliance with the terms governing amendments set forth in Section 6.01, mutatis mutandis.

9.06	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

9.07	Qualifications

All covenants herein and opinions to be given hereunder as to the enforceability of any covenant, agreement or document shall be qualified to applicable bankruptcy and other laws affecting the enforcement of creditors' rights generally and to the effect that the Court may exercise discretion in granting equitable remedies, including the remedy of specific performance.

9.08	Time of Essence

Time is of the essence of this Agreement and of each of its provisions.

9.09	Public Announcements

Each of the parties hereto shall cooperate with the others in relaying information concerning this Agreement and the transaction contemplated herein, and shall furnish to and discuss with the other parties hereto drafts of all press and other releases prior to publication; provided that nothing contained herein shall prevent any party hereto at any time from furnishing any information to any governmental agency or regulatory authority or to the public if so required by applicable law.

9.10	Counterparts

This Agreement may be executed in one or more counterparts and delivered electronically or by fax, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

LINCOLN GOLD CORPORATION		LPT CAPITAL LTD.

Per:	"Paul Saxton"	Per:	"Philip Walsh"
	Authorized Signatory		Authorized Signatory

0843037 B.C. LTD.

Per:	"Philip Walsh"
Authorized Signatory

EXHIBIT I

PLAN OF ARRANGEMENT

TO THE ARRANGEMENT AGREEMENT MADE AS OF
JANUARY 15, 2009 BETWEEN LPT CAPITAL LTD., 0843037 B.C. LTD. AND
LINCOLN GOLD CORPORATION

ARTICLE 1- INTERPRETATION

1.01	Definitions

In this Plan of Arrangement, unless something in the subject matter or context is inconsistent therewith:

(a)	"Agreement" means the Arrangement Agreement to which this Exhibit I is attached, including the Exhibits thereto as the same may be supplemented or amended from time to time;

(b)	"BCBCA" means the Business Corporations Act (British Columbia), as now enacted and as amended and the regulations thereto;

(c)	"Arrangement" means the arrangement under Part 9, Division 5 of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement;

(d)

"Arrangement Filings" means the records and information provided to the Registrar under Section 292(a) of the BCBCA that the Registrar requires, and the records filed under Section 292(a) of the BCBCA that the Registrar requires to give effect to the Arrangement, together with a copy of the Final Order;

(e)

"Business Day" means any day other than a Saturday or Sunday or statutory holiday in the Province of British Columbia, upon which banks generally are open for business in the City of Vancouver, British Columbia;

(f)	"CBCA" means the Canada Business Corporations Act, R.S.C., 1985, c. C-44, as amended;

(g)	"Consolidation" means a consolidation of LPT Shares on the basis of 1.5 LPT Shares being combined into one LPT Share;

(h)	"Court" means the Supreme Court of British Columbia;

(i)

"Dissent Procedures" means the manner in which registered holders of Lincoln Shares may exercise their Dissent Rights in connection with the Arrangement pursuant to and in the manner set forth in Article 4 hereof;

(j)	"Dissent Rights" has the meaning ascribed to it in Section 4.01(a) hereof;

(k)

"Dissenting Shareholder" means a registered holder of Lincoln Shares who has properly exercised its Dissent Rights in strict compliance with the Dissent Procedures and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

(l)

"Effective Date" means the date upon which all conditions to the completion of the Arrangement as set out in Article 5 of the Agreement have been satisfied or waived in accordance with the Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, action reasonably, and on which the Arrangement Filings are filed with the Registrar;

(m)	"Effective Time" means 12:01 a.m. (Vancouver time) on the Effective Date;

(n)

"Exchange Ratio" means the number, rounded to two decimal places, calculated by dividing 23,000,000 by the number of Lincoln Shares outstanding immediately prior to the Effective Time (including any Lincoln Shares issued pursuant to the Debt Settlement (as defined in the Arrangement Agreement));

(o)

"Final Order" means the order of the Court approving the Arrangement, as such order may be amended at any time before the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(p)	"Information Circular" means the information circular to be sent to Shareholders of Lincoln in connection with the Lincoln Meeting;

(q)	"Interim Order" means the interim order of the Court providing for, among other things, the calling and holding of the Lincoln Meeting, as the same may be amended;

(r)	"Lincoln" means Lincoln Gold Corporation, a corporation continued under the BCBCA;

(s)	"Lincoln Meeting" means the special meeting of Lincoln Shareholders to be held for the purpose of, among other things, approving the Plan of Arrangement;

(t)	"Lincoln Options" means all incentive stock options exercisable to acquire Lincoln Shares outstanding immediately prior to the Effective Date;

(u)	"Lincoln Shares" means the common shares in the capital of Lincoln;

(v)

"Lincoln Warrants" means all options. warrants or other securities convertible or exercisable to acquire Lincoln Shares outstanding immediately prior to the Effective Date, but excluding Lincoln Options;

(w)	"LPT" means LPT Capital Ltd., a corporation incorporated under the BCBCA;

(x)	"LPT Options" means all incentive stock options exercisable to acquire LPT Shares outstanding immediately prior to the Effective Date;

(y)	"LPT Shares" means the common shares in the capital of LPT;

(z)	"LPT Sub" means 0843037 B.C. Ltd., a company incorporated under the BCBCA;

(aa)	"LPT Sub Shares" means the common shares without par value of LPT Sub;

(bb)	"LPT Warrants" means all options. warrants or other securities convertible or exercisable to acquire LPT Shares outstanding immediately prior to the Effective Date, but excluding LPT Options;

(cc)

"Person" shall be broadly interpreted and includes any natural person, partnership, limited partnership, joint venture, syndicate, sole proprietorship, body corporate with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative;

(dd)	"Plan of Arrangement" means this plan of arrangement and any amendment or variation hereto made in accordance with Section 6.01 of the Agreement;

(ee)	"Post Consolidation LPT Shares" means a common share of LPT after giving effect to the Consolidation;

(ff)	"Registrar" means the "registrar" as defined under the BCBCA;

(gg)	"Shareholder" or "holder of shares" means a holder of shares of the relevant corporation; and

(hh)	"Tax Act" means the Income Tax Act (Canada) including the regulations thereto, as amended.

1.02	Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof" and "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular Article or Section hereof and include any agreement or instrument supplemental therewith, references herein to Articles and Sections are to Articles and Sections of this Plan of Arrangement.

1.03	Number

In this Plan of Arrangement, unless something in the context is inconsistent therewith, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words importing shareholders shall include members.

ARTICLE 2 - GOVERNING AGREEMENT

2.01	Arrangement Agreement

This Plan of Arrangement is made pursuant and subject to the provisions of the Agreement.

ARTICLE 3 - ARRANGEMENT

3.01	Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Lincoln, (ii) LPT, (iii) LPT Sub, and (iv) all registered and beneficial Shareholders of Lincoln:

3.02	Arrangement

Commencing at the Effective Time, the following events or transactions shall occur sequentially in the order set out below unless otherwise noted and shall be deemed to occur without any further act or formality required on the part of any Person, except as expressly provided herein:

(a)

the Lincoln Shares in respect of which Lincoln Shareholders who have exercised Dissent Rights in accordance with Article 4 (and the right of such Shareholder to dissent with respect to such Lincoln Shares has not been terminated or ceased to apply to the Shareholder) will be deemed to have been transferred to Lincoln and such holders will cease to have any rights as Lincoln Shareholders other than the right to be paid the fair value of their Lincoln Shares in accordance with Article 4;

(b)	at the time of the step contemplated in Section 3.02(a), with respect to each Lincoln Share transferred pursuant to Section 3.02(a):

(i) the holder of such Lincoln Share will cease to be the holder of such Share;

	(ii)	the holder's name will be removed from the central securities register of Lincoln with respect to such Lincoln Share;

	(iii)	legal and beneficial title to such Lincoln Share will rest in Lincoln and Lincoln will be and be deemed to be the transferee of such Lincoln Share and such Lincoln Share shall be cancelled;

	(iv)	the certificate representing such Lincoln Share shall be deemed to have been cancelled; and

	(v)	the holder of such Lincoln Share shall be deemed to have executed and delivered all consents, assignments and waivers, statutory or otherwise, required to effect such transfer;

(c)

after the step described in Section 3.02(a), Lincoln and LPT Sub will merge with the same effect as if they were amalgamated under Section 269 of the BCBCA, and the separate legal existence of Lincoln will not cease and Lincoln will survive the merger ("Lincoln" may be referred to hereinafter as the "merged company");

(d)

without limiting the foregoing, at the time of the step described in Section 3.02(c), the separate legal existence of LPT Sub will cease without LPT Sub being liquidated or wound-up, Lincoln and LPT Sub will continue as one company; and, as a result, the property and liabilities of LPT Sub will become the property and liabilities of Lincoln;

(e)	at the time of the step described in Section 3.02(c) and from and after this time:

(i)

Lincoln will own and hold all property of Lincoln and LPT Sub, and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such merger, and all obligations of Lincoln and LPT Sub, whether arising by contract or otherwise, may be enforced against Lincoln to the same extent as if such obligations had been incurred or contracted by it;

	(ii)	Lincoln will continue to be liable for the obligations of Lincoln and LPT Sub;

(iii)

all rights, contracts, permits and interests of Lincoln and LPT Sub will continue as rights, contracts, permits and interests of Lincoln as if Lincoln and LPT Sub continued and, for greater certainty, the merger will not constitute a transfer or assignment of the rights or obligations of either of Lincoln or LPT Sub under any such rights, contracts, permits and interests;

	(iv)	any existing cause of action, claim or liability to prosecution will be unaffected;

	(v)	a legal proceeding being prosecuted or pending by or against either Lincoln or LPT Sub may be continued by or against Lincoln;

	(vi)	a conviction against, or ruling, order or judgment in favour of or against either LPT Sub or Lincoln may be enforced by or against Lincoln;

(vii)

each Lincoln Share shall be cancelled and the holder thereof shall receive, subject to Section 5.03, that number of Post Consolidation LPT Shares as is equal to the number of Lincoln Shares held by such Shareholder immediately prior to the Effective Time multiplied by the Exchange Ratio;

(viii)	each common share in the capital of LPT Sub shall be cancelled and the holder thereof shall receive, for each such share, one common share in the capital of the merged company;

(ix)

in consideration of the issuance of Post Consolidation LPT Shares, the merged company shall issue to LPT one common share in the capital of the merged company for each Post Consolidation LPT Share issued;

(x)	the capital of the common shares of the merged company and the capital of the shares of LPT issued by LPT pursuant to Section 3.02(e)(vii) will be as follows:

(A)

the capital of the Post Consolidation LPT Shares issued by LPT pursuant to Section 3.02(e)(vii) shall be an amount equal to the lesser of the fair market value of the Lincoln Shares immediately prior to the merger and the paid up capital, as that term is defined in the Tax Act, attributable to Lincoln Shares immediately prior to the merger; and

(B)

the capital of the common shares in the merged company issued to LPT pursuant to Section 3.02(e)(ix) will be an amount equal to the aggregate of the paid up capital, as that term is defined in the Tax Act, attributable to the shares of LPT Sub and the Lincoln Shares immediately prior to the merger;

(xi)	the name of the merged company shall be "Lincoln Gold Corporation";

(xii)	the address of the registered and records office shall be 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5;

(xiii)	the merged company shall be authorized to issue an unlimited number of common shares;

(xiv)	the notice of amalgamation of the merged company shall be substantially in the form attached as Appendix I to this Plan of Arrangement;

(xv)	the notice of articles of the merged company shall be substantially in the form attached as Appendix II to this Plan of Arrangement;

(xvi)	the articles of the merged company shall be substantially in the form attached as Appendix III to this Plan of Arrangement;

(xvii)	the first annual meeting of the merged company will be held within 18 months from the Effective Date; and

(xviii)	the first directors of the merged company following the merger shall be the persons set out in the notice of articles referred to in Section 3.02(e)(xv),

provided that none of the foregoing will occur or be deemed to occur unless all of the foregoing occurs.

3.03	Adjustments to Exchange Ratio

The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, share consolidation, stock dividend (including any dividend or distribution of securities convertible into Lincoln Shares or LPT Shares), reorganization, recapitalization or other like change with respect to Lincoln Shares or LPT Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

3.04	Transfers Free and Clear

Any transfer of any securities pursuant to the Arrangement shall be free and clear of any hypothecs, liens, claims, encumbrances, charges, adverse interests or security interests.

ARTICLE 4 - RIGHTS OF DISSENT

4.01	Rights of Dissent

(a)

Holders of Lincoln Shares are entitled to exercise rights of dissent in connection with the Arrangement with respect to their Lincoln Shares pursuant to and in the manner set forth in Part 8, Division 2 of the BCBCA as modified by the Interim Order, the Final Order and this Section 4.01 (the "Dissent Rights"); provided that, notwithstanding subsection 242(2) of the BCBCA, the duly executed notice of dissent to the resolution approving the Arrangement contemplated by subsection 242(2) of the BCBCA must be received by Lincoln not later than 4:30 p.m. (Vancouver time) on the date which is two Business Days immediately preceding the date of the Lincoln Meeting or by 4:30 p.m. (Vancouver time) on the Business Day prior to the date on which any adjournment of the Lincoln Meeting is held;

(b)

Lincoln Shares held by Dissenting Shareholders who are ultimately entitled to be paid fair value for their Lincoln Shares will be and will be deemed to have been sold to Lincoln and such Dissenting Shareholders shall cease to have any rights as former holder of Lincoln Shares other than their right to be paid fair value for their Lincoln Shares;

(c)

Lincoln Shareholders who exercise, or purport to exercise, Dissent Rights, and who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Lincoln Shares shall be deemed to have participated in the Arrangement on the same basis as any non-Dissenting Shareholders as at and from the Effective Date and shall receive, and be entitled to receive, only the consideration for each Lincoln Share on the basis set forth in Section 3.01 (b).

4.02	Registered Holders

In no circumstances shall Lincoln or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of the Lincoln Shares in respect of which such Dissent Rights are sought to be exercised.

4.03	Recognition of Dissenting Shareholders

Neither Lincoln nor any other Person shall be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Lincoln Shares at or after the Effective Date, and on the Effective Date the names of such Dissenting Shareholders shall be deleted from the register of holders of Lincoln Shares maintained by or on behalf of Lincoln.

4.04	Dissent Right Availability

A registered holder is not entitled to exercise Dissent Rights with respect to Lincoln Shares if such holder votes (or instructs, or is deemed, by submission of any incomplete proxy, to have instructed his, her or its proxyholder to vote) in favour of the resolution approving the Arrangement.

ARTICLE 5 - CERTIFICATES AND DOCUMENTATION

5.01	Letter of Transmittal

As soon as reasonably practicable after the Effective Date, LPT shall forward or cause to have forwarded to each holder of Lincoln Shares just before the Arrangement, at the address of such holder as it appears on the register for such holders, a letter of transmittal and instructions for obtaining the certificate or certificates representing the Post Consolidation LPT Shares to which such Shareholder is entitled pursuant to the Arrangement. LPT shall deliver to holders of Lincoln Shares the certificate or certificates representing the number of Post Consolidation LPT Shares to which such Shareholder is entitled pursuant to the Arrangement upon receipt by LPT of certificates representing the Lincoln Shares at the office of the depositary indicated in the transmittal letter together with a duly completed letter of transmittal and such other documents as the depositary may require. The certificates representing Post Consolidation LPT Shares forwarded to former holders of Lincoln Shares shall be registered in such name or names and delivered to such address or addresses as such holders may direct in such letter of transmittal as soon as reasonably practicable after receipt by the depositary of the required documents.

5.02	Status of LPT and Lincoln Share Certificates

After the Effective Date, certificates formerly representing Lincoln Shares shall represent only the right to receive certificates representing Post Consolidation LPT Shares in accordance with Section 3.01 hereof.

5.03	Fractional Shares

No Lincoln Shareholder shall receive fractional shares of LPT and no cash will be paid in lieu thereof. Any fractions resulting will be rounded to the nearest whole number, with fractions of one-half or greater being rounded to the next higher whole number and fractions of less then one-half being rounded to the next lower whole number.

5.04	Lost Certificates

In the event any certificate, which immediately before the Effective Date represented one or more Lincoln Shares that were exchanged pursuant to Section 3.01, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, LPT will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Post Consolidation LPT Shares, deliverable in accordance with such holder's transmittal letter. When authorizing such issuances in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Post Consolidation LPT Shares are to be issued or delivered will, as a condition precedent to the issuance thereof, give a bond satisfactory to LPT and its transfer agent in such sum as LPT may direct and otherwise indemnify LPT in a manner satisfactory to it, against any claim that may be made against it or Lincoln or either of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.05	Termination of Rights

Any certificates formerly representing Lincoln Shares that are not deposited with all other documents as provided in Section 5.01 on or before the sixth anniversary of the Effective Date shall cease to represent any right or claim of any kind or nature and the right of the former holder of such Lincoln Shares to receive certificates representing Post Consolidation LPT Shares and the Post Consolidation LPT Shares issued to such former Lincoln Shareholder shall be deemed to be surrendered to LPT together with all dividends or distributions thereon held for such holder.